Exhibit 99.1

PLUMAS BANCORP REPORTS FIRST QUARTER 2020 RESULTS

QUINCY, California, April 15, 2020 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, today announced first quarter 2020 earnings of $3.3 million or $0.64 per share, a decrease of $502 thousand from $3.8 million or $0.74 per share during the first quarter of 2019. Diluted earnings per share decreased to $0.63 during the three months ended March 31, 2020 from $0.73 per share during the quarter ended March 31, 2019. Return on average assets was 1.53% during the current quarter, down from 1.87% during the first quarter of 2019. Return on average equity decreased to 15.2% for the three months ended March 31, 2020, down from 22.2% during the first quarter of 2019.

Financial Highlights

March 31, 2020 compared to March 31, 2019

●	Total assets increased by $48 million, or 6%, to $880 million.
●	Gross loans increased by $50 million, or 9%, to $624 million.
●	Total deposits increased by $32 million, or 4%, to $763 million.
●	Total equity increased by $17.5 million, or 24% to $90.2 million.
●	Book value per share increased by $3.31, or 23%, to $17.43, up from $14.12.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank stated, “The health and well-being of our clients, colleagues, and communities are paramount as we continue to monitor the rapidly changing circumstances related to the COVID-19 pandemic. Our branches, loan offices and client resource center are open and operational to meet client needs. Our branch managers and loan officers are reaching out to clients to understand their concerns, offering flexibility where possible and facilitating access to disaster relief resources. Commenting on first quarter earnings, Ryback continued, “Despite the unique challenges present in the first quarter, we generated over $3 million in earnings, representing a 1.53% return on assets and a 15.2% return on equity. Asset quality remains strong, our capital position has never been stronger, and our loan balances increased to a record level of $624 million.

In the weeks and months ahead, we will continue to adapt our business to meet our clients’ changing needs. We are now offering a variety of relief options designed to support our clients and communities, including the SBA Paycheck Protection Program, up to 180-day loan payment deferments, waived loan late fees, and suspended foreclosure proceedings. We will waive deposit account fees for all hospital employees, paramedics and other first responders. We are also developing a new loan product to provide working capital to businesses for when they eventually restart their operations.”

Ryback concluded, “We recognize that the economic expansion of the last decade has come to a temporary end and we expect to see our financial performance reflect that fact. We are confident that Plumas Bank, with our experienced management team, diversified loan portfolio and strong capital position, is prepared to navigate the uncertainty of our new reality. As we stand together with our clients, colleagues and communities and do our part to support the financial needs and the health and well-being of the communities we serve, we remain steadfast and true to our guiding ideal - Plumas Bank is HERE. For Good.”

Loans, Deposits, Investments and Cash

Gross loans increased by $50 million, or 9%, to $624 million at March 31, 2020. The four largest areas of growth in the Company’s loan portfolio were $50 million in commercial real estate loans, $10 million in automobile loans, $7 million in commercial loans and $6 million in agricultural loans. The largest decreases were $18 million in construction and land development loans, $3 million in residential real estate loans and $2 million in equity lines of credit.

Total deposits increased by $32 million from $731 million at March 31, 2019 to $763 million at March 31, 2020. The increase in deposits includes increases of $24.3 million in demand deposits, $10.7 million in money market accounts, $10.8 million in savings accounts and $3.1 million in interest-bearing demand deposits. These increases in deposits were partially offset by a decrease in time deposits of $16.9 million. The decrease in time deposits relates to our Carson City branch which we acquired in October 2018. We experienced a decrease in deposits at this branch mostly related to the maturity of time deposits which were yielding significantly higher rates than our offering rates. In total, time deposits at the Carson City Branch declined by $13.4 million from $15.8 million at March 31, 2019 to $2.4 million at March 31, 2020. Excluding the effect of the decline in time deposits in Carson City, total deposits would have increased by $45 million or 6%.

At March 31, 2020, 44% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

Total investment securities decreased by $14 million from $173.2 million at March 31, 2019 to $159.2 million at March 31, 2020. Cash and due from banks increased by $13.3 million from $44.8 million at March 31, 2019 to $58.1 million at March 31, 2020.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2020 were $3.1 million, up from $2.7 million at March 31, 2019. Nonperforming assets as a percentage of total assets increased slightly to 0.35% at March 31, 2020 up from 0.33% at March 31, 2019. OREO decreased by $463 thousand from $1.2 million at March 31, 2019 to $707 thousand at March 31, 2020. Nonperforming loans were $2.3 million at March 31, 2020 and $1.5 million at March 31, 2019. Nonperforming loans as a percentage of total loans increased to 0.37% at March 31, 2020, up from 0.25% at March 31, 2019.

The provision for loan losses increased from $400 thousand during the first quarter of 2019 to $750 thousand during the current quarter. We have added a new specific pandemic qualitative factor to our allowance for loan loss calculation and have increased the qualitative factor related to economic conditions, these changes resulted in the need for an additional loan loss provision during the current quarter. Net charge-offs totaled $189 thousand and $291 thousand during the three months ended March 31, 2020 and 2019, respectively. The allowance for loan losses totaled $7.8 million at March 31, 2020 and $7.1 million at March 31, 2019. The allowance for loan losses as a percentage of total loans increased from 1.23% at March 31, 2019 to 1.25% at March 31, 2020.

Shareholders’ Equity

Total shareholders’ equity increased by $17.5 million from $72.7 million at March 31, 2019 to $90.2 million at March 31, 2020. The $17.5 million includes earnings during the twelve-month period totaling $15.0 million, a $4.5 million increase in the net unrealized gain on investment securities and stock option activity totaling $0.4 million. These items were partially offset by cash dividends totaling $2.4 million consisting of two dividends of $0.23 per share; one paid in May of 2019 and the other paid in November 2019.

Net Interest Income and Net Interest Margin

Net interest income was $9.2 million for the three months ended March 31, 2020, a decrease of $165 thousand, or 2%, from $9.4 million for the same period in 2019. Interest income decreased by $227 thousand, the largest component of which was a decrease in interest on investment securities of $185 thousand. We attribute the decrease in interest income to a decline in market interest rates during the period. The average prime rate for the 3 months ending March 31, 2019 was 5.50% while for the current quarter the average prime rate declined to 4.42%.

Interest and fees on loans increased by $30 thousand as an increase in average loan balances of $52 million was offset by a decline in yield on loans of 54 basis points from 6.09% during the 2019 quarter to 5.55% during the current quarter. Included in interest and fees on loans during the quarter ended March 31, 2019 was $433 thousand in prepayment fees related to the payoff of loans from one client. This client prepaid a total of $11.6 million in loans; some which had significant prepayment penalties associated with them. Excluding the effect of the $433 thousand in prepayments fees, yield on loans would have been 5.78% for the three months ended March 31, 2019. Net interest margin for the three months ended March 31, 2020 decreased 38 basis points to 4.57%, down from 4.95% for the same period in 2019.

Non-Interest Income/Expense

During the three months ended March 31, 2020, non-interest income totaled $2.2 million, an increase of $260 thousand from the three months ended March 31, 2019. The largest component of this increase was an increase in gains on sale of SBA loans of $220 thousand from $244 thousand during the three months ended March 31, 2019 to $464 thousand during the current quarter. Proceeds from SBA loan sales totaled $10.5 million during the current quarter and $6.0 million during the 2019 quarter. Loans originated for sale totaled $7.5 million during the three months ended March 31, 2020 and $3.7 million during the three months ended March 31, 2019. We attribute some of the decline in originations and sales during the 2019 quarter to the government shutdown beginning on December 22, 2018 and continuing until January 25, 2019. During the shutdown we were unable to provide SBA guaranteed loans.

During the three months ended March 31, 2020, total non-interest expense increased by $452 thousand, or 8%, to $6.1 million, up from $5.7 million for the comparable period in 2019. The largest component of this increase was an increase of $329 in salary and benefit expense. Salary expense increased by $264 thousand largely related to an increase in staffing levels and merit and promotional increases during the second quarter of 2019. In addition, deferred loan origination costs declined by $102 thousand, commission expense related to SBA loan sales and originations increased by $122 thousand, payroll taxes increased by $57 thousand and we increased our accrued vacation liability by $30 thousand related to increased staffing levels. These increases were partially offset by a decline in accrued bonus expense of $275 thousand from $383 thousand in the first quarter of 2019 to $108 thousand in the current quarter.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates three loan production offices: two located in the California counties of Placer and Butte and one located in the Oregon county of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of March 31,
	2020	2019	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$58,058	$44,753	$13,305	29.7%
Investment securities	159,247	173,227	(13,980)	-8.1%
Loans, net of allowance for loan losses	619,487	569,778	49,709	8.7%
Premises and equipment, net	14,774	14,224	550	3.9%
Bank owned life insurance	13,275	12,938	337	2.6%
Real estate acquired through foreclosure	707	1,170	(463)	-39.6%
Accrued interest receivable and other assets	14,023	15,287	(1,264)	-8.3%
Total assets	$879,571	$831,377	$48,194	5.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$762,886	$730,923	$31,963	4.4%
Accrued interest payable and other liabilities	16,148	17,437	(1,289)	-7.4%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	789,344	758,670	30,674	4.0%
Common stock	7,425	7,070	355	5.0%
Retained earnings	78,460	65,823	12,637	19.2%
Accumulated other comprehensive income (loss), net	4,342	(186)	4,528	2434.4%
Shareholders’ equity	90,227	72,707	17,520	24.1%
Total liabilities and shareholders’ equity	$879,571	$831,377	$48,194	5.8%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2020	2019	Dollar Change	Percentage Change

Interest income	$9,599	$9,826	$(227)	-2.3%
Interest expense	378	440	(62)	-14.1%
Net interest income before provision for loan losses	9,221	9,386	(165)	-1.8%
Provision for loan losses	750	400	350	87.5%
Net interest income after provision for loan losses	8,471	8,986	(515)	-5.7%
Non-interest income	2,225	1,965	260	13.2%
Non-interest expense	6,136	5,684	452	8.0%
Income before income taxes	4,560	5,267	(707)	-13.4%
Provision for income taxes	1,244	1,449	(205)	-14.1%
Net income	$3,316	$3,818	$(502)	-13.1%

Basic earnings per share	$0.64	$0.74	$(0.10)	-13.5%
Diluted earnings per share	$0.63	$0.73	$(0.10)	-13.7%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	3/31/2020	12/31/2019	3/31/2019	12/31/2019	12/31/2018
EARNINGS PER SHARE
Basic earnings per share	$0.64	$0.75	$0.74	$3.01	$2.74
Diluted earnings per share	$0.63	$0.74	$0.73	$2.97	$2.68
Weighted average shares outstanding	5,171	5,163	5,144	5,155	5,108
Weighted average diluted shares outstanding	5,231	5,231	5,225	5,228	5,219
Cash dividends paid per share [1]	$-	$0.23	$-	$0.46	$0.36

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.53%	1.76%	1.87%	1.82%	1.83%
Return on average equity	15.2%	18.5%	22.2%	20.2%	23.3%
Yield on earning assets	4.75%	4.79%	5.19%	4.97%	4.87%
Rate paid on interest-bearing liabilities	0.34%	0.36%	0.40%	0.39%	0.30%
Net interest margin	4.57%	4.60%	4.95%	4.75%	4.70%
Noninterest income to average assets	1.02%	0.91%	0.96%	0.95%	1.16%
Noninterest expense to average assets	2.83%	2.49%	2.78%	2.68%	2.86%
Efficiency ratio [2]	53.6%	48.1%	50.1%	49.9%	52.0%

	3/31/2020	3/31/2019	12/31/2019	12/31/2018	12/31/2017
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$7,804	$7,067	$7,243	$6,958	$6,669
Allowance for loan losses as a percentage of total loans	1.25%	1.23%	1.17%	1.23%	1.37%
Nonperforming loans	$2,310	$1,457	$2,050	$1,117	$3,022
Nonperforming assets	$3,079	$2,710	$2,813	$2,340	$4,401
Nonperforming loans as a percentage of total loans	0.37%	0.25%	0.33%	0.20%	0.62%
Nonperforming assets as a percentage of total assets	0.35%	0.33%	0.33%	0.28%	0.59%
Year-to-date net charge-offs	$189	$291	$1,215	$711	$480
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.12%	0.21%	0.21%	0.14%	0.10%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,176	5,151	5,166	5,137	5,065
Shareholders' equity	$90,227	$72,707	$84,505	$66,932	$55,700
Book value per common share	$17.43	$14.12	$16.36	$13.03	$11.00
Tangible common equity[3]	$89,357	$71,592	$83,584	$65,748	$55,619
Tangible book value per common share[4]	$17.26	$13.90	$16.18	$12.80	$10.98
Tangible common equity to total assets	10.2%	8.6%	9.7%	8.0%	7.5%
Gross loans to deposits	81.8%	78.5%	82.9%	77.9%	73.4%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	10.8%	9.7%	10.4%	9.3%	8.8%
Common Equity Tier 1 Ratio	13.6%	12.4%	13.1%	11.8%	12.0%
Tier 1 Risk-Based Capital Ratio	13.6%	12.4%	13.1%	11.8%	12.0%
Total Risk-Based Capital Ratio	14.8%	13.5%	14.2%	13.0%	13.2%

(1)

The Company paid a semi-annual dividend of  23 cents per share on November 15,2019 and May 15, 2019, 18 cents per share on  November 15, 2018 and May 15, 2018 and 14 cents per share on November 15, 2017 and May 15, 2017.

(2)	Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3)	Tangible common equity is defined as common equity less core deposit intangibles.
(4)	Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.